Exhibit 10.24(a)

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”), dated June 13, 2011, is by and among Harris N.A. (the “Lender”), Duluth Holdings Inc., a Wisconsin corporation (“Holdings”), and Duluth Trading Company, LLC, a Wisconsin limited liability company (“Trading,” and collectively with Holdings, the “Borrowers”).

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Adjusted LIBOR Rate” means the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate, divided by (b) one minus the Reserve Requirement (expressed as a decimal).

“Advances” means advances by the Lender to any Borrower under Section 3 hereof.

“Affiliate” shall mean any person which directly or indirectly controls, is controlled by, or is under common control with, any Borrower. One person shall be deemed to control another person if the controlling person owns directly or indirectly 10% or more of any class of voting stock or membership interest of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled person, whether through ownership of stock or membership interest, by contract or otherwise.

“Applicable Eligible Inventory Advance Amount” shall mean (i) 65% of Borrowers’ Eligible Inventory for the time period between October 1 and November 30 of each year and (ii) 50% of Borrowers’ Eligible Inventory for all other periods.

“Applicable Margin” means 1.75% per annum.

“Borrowing Base” shall mean, at any date of determination, the sum of: (i) 80% of Borrowers’ Eligible Accounts; plus (ii) the Applicable Eligible Inventory Advance Amount; less (iii) such reserves as Lender, in its sole discretion, deems necessary or appropriate, taking into account each Borrower’s and each Borrower’s customers’ financial condition and prospects, the nature and condition of the Collateral, applicable contingencies, potential wage liens, currency exchange risk and any other factor deemed material by Lender. Such reserves may include reserves for any Letter of Credit Liabilities. The amount of the Borrowing Base shall be determined periodically from the most recent Borrowing Base Certificate delivered to the Lender pursuant to Section 8.1(d).

“Borrowing Base Certificate” means a Borrowing Base Certificate delivered to Lender under Section 8.1(d) hereof.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Wisconsin and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market.

“Collateral” shall mean all assets of the Borrowers, including but not limited to the Collateral (as defined in the Amended and Restated Security Agreement executed by Borrowers in favor of Lender dated the date hereof).

“Consolidated” or “consolidated” shall refer to consolidation in accordance with GAAP of the accounting and financial information of only the Borrowers, and shall not include any accounting or financial information of any other Subsidiary, Schlecht Enterprises LLC or Schlecht Retail Ventures LLC.

“Default” means any event which, with notice, lapse of time or both, would constitute an Event of Default.

“EBITDA” means, the Borrowers’ consolidated Net Income before taxes, plus amortization, depreciation, and interest.

“Eligible Accounts” shall mean the book United States dollar value (net of finance charges and service charges) of only such accounts of Borrowers arising from the sale of inventory or the rendition of services in the ordinary course of business in which only the Lender holds a security interest and as to which the Lender, in its sole discretion, shall from time to time determine to be collectible in a timely manner in the ordinary course of business without dispute on set-off and otherwise acceptable to Lender. Without limiting the Lender’s right, in its sole discretion, to consider any account not to be an Eligible Account, and by way of example only of types of accounts that the Lender will consider not to be Eligible Accounts, the Lender, notwithstanding any earlier classification of eligibility, may consider any account not to be an Eligible Account if:

(i) any warranty is breached as to the account or the account debtor disputes liability or makes any claim with respect to the account;

(ii) (a) the account is not paid by the account debtor within 90 days after the date of the original invoice relating thereto; or (b) the account is owed by any account debtor who has not paid 25% or more of such account debtor’s accounts within the time period specified in subsection (ii)(a) above;

(iii) a petition in bankruptcy or other application for relief under any insolvency law is filed with respect to the account debtor owing the account, or the account debtor owing the account assigns for the benefit of creditors, becomes insolvent, fails, suspends, or goes out of business, or the Lender, in its reasonable discretion, shall become dissatisfied with the creditworthiness of an account debtor owing an account;

(iv) the account arises from a sale to an account debtor outside the United States, unless the sale is on letter of credit, acceptance or other terms acceptable to the Lender;

(v) the account debtor is (a) an Affiliate, supplier or creditor of any Borrower, (b) a member, shareholder, employee or agent of any Borrower, or (c) a subsidiary of, or affiliated with any Borrower or its shareholders, members, officers, or directors;

(vi) the account debtor is the United States of America or any agency or department thereof and the account is subject to the Assignment of Claims Act;

(vii) the account has not been invoiced or is represented by an invoice dated prior to the shipment of inventory or rendition of services relating to such account;

(viii) the account is not denominated in U.S. Dollars;

(ix) it arises from a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, other terms by reason of which the payment by the account debtor may be conditional or any other repurchase or return basis or represents billing for samples or is evidenced by chattel paper;

(x) it is retention or progress billing or is subject to any offset, deduction, defense, dispute or counterclaim or the customer is also a creditor or supplier of any Borrower or the account is otherwise contingent or subject to deduction, other than discounts and allowances made in the ordinary course of business for prompt payment; or

(xi) any surety has issued a bond in favor of the account debtor with respect to the contractual obligations of any Borrower to such account debtor.

No advances will be made against the portion of accounts of any single account debtor which exceeds 20% of all Eligible Accounts or against any portion of any Eligible Account which consists of interest or finance charges.

“Eligible Inventory” shall mean the book United States dollar value of only Borrowers’ raw materials and finished goods inventory (without limitation, specifically excluding supplies, packaging and work in process) in which only the Lender holds a security interest and as to which the Lender, in its sole discretion, shall elect from time to time to constitute Eligible Inventory. Eligible Inventory shall include inventory that is in transit with a common carrier from vendors and suppliers of Borrowers, provided that, the Lender may, at any time and in its sole discretion, without limitation, (a) consider such in-transit inventory not to be Eligible Inventory or (b) require (1) all bills of lading for such inventory to be issued in the name of the applicable Borrower and consigned to the order of the Lender, (2) additional reserves within the Borrowing Base for any applicable custom duties, (3) collateral access agreements from the applicable customs broker or such other party as requested by Lender, or (4) a sublimit on the amount of such inventory that will constitute Eligible Inventory. Without limiting the Lender’s right, in its sole discretion, to consider any inventory not to be Eligible Inventory, and by way of example only of types of inventory that the Lender will consider not to be Eligible Inventory, the Lender, notwithstanding any earlier classification of eligibility, may consider any inventory not to be Eligible Inventory if such inventory:

(i) is perishable;

(ii) is custom inventory for which a Borrower does not have valid purchase orders;

(iii) is slow-moving, damaged, defective, obsolete or discontinued inventory;

(iv) is used, returned or demo inventory;

(v) is not located at one of Borrowers’ facilities described in Schedule 2 attached hereto or other location approved by Lender;

(vi) is in transit with a common carrier from vendors and suppliers of Borrowers, except as set forth above;

(vii) is consigned to or by any Borrower;

(viii) is produced in violation of the Fair Labor Standards Act or subject to the “hot goods” provisions contained in 29 U.S.C. §215 or any successor to such section;

(ix) is proprietary software; or

(x) is not owned by any Borrower free and clear of all security interests, liens, encumbrances, and claims of third parties.

The value of Eligible Inventory shall be the lower of the cost or market value of the Eligible Inventory computed on a first-in, first-out basis net of reserves in accordance with GAAP.

“Funded Debt” means for each of the Borrowers, the sum of the following: (i) all indebtedness for borrowed money, including the loans evidenced by the Revolving Note and Term Note, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms), (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (iv) the principal portion of all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by one or more Borrower (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such property), and (v) the principal portion of all obligations with respect to capital leases. For purposes hereof, Funded Debt shall not include any intercompany indebtedness owing by a Borrower to another Borrower or to Schlecht Enterprises LLC or Schlecht Retail Ventures LLC.

“Funded Debt to EBITDA Ratio” means, as of any date, a ratio of (i) all Funded Debt of the Borrowers, divided by (ii) EBITDA for the 12 consecutive month period then ended. This ratio will be calculated based on the Borrowers’ consolidated financial reports only and shall exclude activities and balances of Schlecht Enterprises LLC and Schlecht Retail Ventures LLC.

“GAAP” means generally accepted accounting principles consistently applied with those of the preceding fiscal year of the Borrowers. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect in the United States from time to time; provided that, if any Borrower notifies the Lender that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies any Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Guarantor” means Schlecht Retail Ventures LLC.

“Guaranty” means the guaranty of Guarantor of all Obligations relating to the Term Loan described in Section 3.4 below and more particularly described therein.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Agreement Liabilities” means all obligations and liabilities of any Borrower to Lender or any affiliate of Lender under any Hedging Agreement.

“Letter of Credit Liabilities” means the face amount of all outstanding letters of credit issued by Lender at the request of any Borrower, the unreimbursed amounts of drawings under such letters of credit and all unpaid interest, fees and expenses relating to the foregoing.

“LIBOR Rate” means the one month London Interbank Offered Rate (LIBOR) as reported on Bloomberg Financial Market’s terminal screen entitled “Official BBA LIBOR Fixings” as reported on the first day of each month (or, if such day is not a Business Day, on the immediately prior Business Day), unless such rate is no longer available or published, in which case such rate shall be at a comparable index rate selected by the Lender with notice to the Borrowers. The Lender shall determine the applicable interest rate based on the foregoing, and its determination thereof shall be conclusive and binding except in the case of manifest error.

“Loan Documents” means this Agreement, the Notes, each document delivered hereunder and each other instrument, document, guaranty, mortgage, deed of trust, chattel mortgage, pledge, power of attorney, consent, assignment, contract, notice, security agreement, lease, financing statement, patent, trademark or copyright registration, subordination agreement, trust account agreement, Hedging Agreement, or other agreement executed and delivered by any Borrower with respect to this Agreement or the Obligations or to create or perfect any security interest in any Collateral, in each case as amended, modified or supplemented from time to time.

“Maximum Advance Amount” shall mean (i) Thirteen Million and 00/100 Dollars ($13,000,000.00) for the time period between July 1 and December 31 of each year and (ii) Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) for all other periods.

“Net Income” means, for any period, net income (or loss) of each Borrower, determined in accordance with GAAP, excluding extraordinary gains but including extraordinary losses.

“Net Worth Minimum” means (i) for each March 31, 90% of the consolidated Tangible Net Worth of the Borrowers as of the end of the prior fiscal year, (ii) for each June 30, 75% of the consolidated Tangible Net Worth of the Borrowers as of the end of the prior fiscal year, (iii) for each September 30, 75% of the consolidated Tangible Net Worth of the Borrowers as of the end of the prior fiscal year, and (iv) for each December 31, 110% of the consolidated Tangible Net Worth of the Borrowers as of the end of the prior fiscal year.

“Notes” means the (i) Revolving Note and (ii) Term Note.

“Obligations” means all obligations of any Borrower arising under this Agreement, the Notes or any other Loan Document, and all other amounts owing by any Borrower to Lender or any affiliate of Lender, including but not limited to Letter of Credit Liabilities, Hedging Agreement Liabilities, fees for cash management, deposit account or other services, overdrafts, checks dishonored or other reversals and charges related thereto, equipment leases, and credit card liabilities.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

“Revolving Note” means the Borrowers’ Amended and Restated Revolving Note dated the date hereof in favor of Lender in the maximum principal amount of Thirteen Million and 00/100 Dollars ($13,000,000.00), as it may be amended, modified, supplemented or replaced from time to time.

“Subsidiary” means any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of any Borrower on any such Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which any Borrower owns, controls or holds securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests.

“Tangible Net Worth” means the Borrowers’ total assets, excluding all intangible assets (including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, and similar intangible items) less total liabilities, all determined on a consolidated basis.

“Term Note” means the Borrowers’ Amended and Restated Term Note dated the date hereof in favor of Lender in the original principal amount of Six Hundred Eighty-Four Thousand Nine Hundred Sixty and 05/100 Dollars ($684,960.05), as it may be amended, modified, supplemented or replaced from time to time.

“Termination Date” means the earlier of May 31, 2013 or the date on which the Lender terminates the Borrowers’ rights hereunder.

2.	CONDITIONS PRECEDENT.

Prior to the initial Advance hereunder, Borrowers shall deliver to the Lender each of the following, executed as appropriate and in form and substance and from sources satisfactory to Lender:

2.1 The Notes;

2.2 The Guaranty;

2.3 An Amended and Restated Security Agreement from Borrowers granting to the Lender a security interest in the Collateral described therein to secure repayment of the Notes and all Obligations, together with Uniform Commercial Code Standard Form UCC-1 Financing Statements sufficient to perfect the Lender’s security interests in such Collateral, and UCC searches from the filing offices in all states required by the Lender which reflect that no other person holds a prior security interest in any such Collateral except as permitted by Section 9.1 hereof;

2.4 A Consent of Lessor from the landlords of each of the locations listed on Schedule 2;

2.5 Certified Articles of Organization or Articles of Incorporation and Operating Agreement or Bylaws of each Borrower and Guarantor;

2.6 Filed Articles of Dissolution of Sugar River Advertising, LLC, a Wisconsin limited liability company (“Sugar River”);

2.7 Resolutions of each Borrower and Guarantor authorizing the execution, delivery and performance of the applicable Loan Documents;

2.8 Certificates by the secretary or other officer of each Borrower and Guarantor certifying the names and the offices of the individuals authorized to sign the Loan Documents to which such Borrower or Guarantor is a party on behalf of such Borrower or Guarantor together with a sample of the true signatures of such officers and such other certifications as Lender may request;

2.9 Certificates of Good Standing or comparable document for each Borrower and Guarantor from each jurisdiction required by the Lender;

2.10 Evidence of insurance required by any Loan Document and appropriate lender’s loss payable clauses and assignments;

2.11 A designation of authority identifying parties who are authorized to act on behalf of Borrowers with respect to this Agreement;

2.12 Payoff letters and lien releases, terminations and satisfactions for all debt and all liens and encumbrances that are not permitted hereunder;

2.13 A Borrowing Base Certificate showing the accounts receivable information and inventory information as of the end of business on April 30, 2011; and

2.14 Such other approvals, opinions or documents as the Lender may reasonably request.

3.	CREDIT FACILITIES.

3.1 Revolving Credit Facility. The Lender has agreed, on the terms and conditions stated herein, to make Advances under this Section 3.1 to the Borrowers from time to time on any Business Day during the period from the date hereof and ending on the Termination Date; provided, however, that the Lender shall not be required to make an Advance under this Section 3.1 if, after giving effect to such Advance, the aggregate outstanding principal amount of the Advances under this Section 3.1 plus all Letter of Credit Liabilities would exceed the lesser of (a) the Maximum Advance Amount or (b) the Borrowing Base. Within the limits set forth above, the Borrowers may obtain Advances from the Lender under this Section 3.1, prepay the Revolving Note and re-borrow pursuant to this Section 3.1. The Advances under this Section 3.1 shall be evidenced by, and be payable with interest in accordance with the terms of, this Agreement and the Revolving Note. The Lender shall maintain records of the amount of each Advance under this Section 3.1 and of the amount of all payments on the Revolving Note. The aggregate outstanding principal amount of all Advances set forth on the records of the Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Note.

3.2 Letters of Credit.

(a) Letter of Credit Sublimit. Subject to the terms and conditions of this Agreement, during the period from the date hereof to the Termination Date, the Lender may from time to time cause the issuance, upon any Borrower’s request, of letters of credit (each a “Letter of Credit” or collectively, the “Letters of Credit”) up to an aggregate face amount outstanding at any time of $1,500,000.00; provided that (i) the Letters of Credit shall be in form and substance acceptable to the Lender in its sole discretion, (ii) Borrowers shall have executed and delivered to the Lender the Lender’s standard form Letter of Credit Agreement with respect to said Letters of Credit, (iii) at no time shall the aggregate sum of Advances under Section 3.1 hereof plus all Letter of Credit Liabilities exceed the lesser of the Maximum Advance Amount or the Borrowing Base, and (iv) no Letter of Credit shall have an expiry date later than three hundred sixty-five (365) days from the date of issuance (provided, however, that a Letter of Credit may provide for automatic extensions of its expiration date for one or more 365-day periods, so long as the Lender has the right to terminate the

Letter of Credit at the end of each 365-day period). Notwithstanding the foregoing, in the event any Letter of Credit is outstanding five (5) days prior to the Termination Date, Borrowers shall, on or before five (5) days prior to such Termination Date, deposit in an account with Lender, in the name and for the benefit of Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the maximum amount available to be drawn on all then outstanding Letters of Credit. Such deposit shall be held by Lender as collateral for the payment and performance of all amounts owing by one or more Borrowers to Lender. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Lender a security interest in the LC Collateral Account. The amount in such account may, at the Lender’s option and in its sole discretion, be applied by the Lender to amounts owing by reason of any draw on a Letter of Credit.

(b) Letter of Credit Fees. The fee for each standby or commercial Letter of Credit outstanding shall be the greater of $300 or one percentage point (1.0%) per annum of the face amount of the Letter of Credit. In addition, Borrower shall pay all of Lender’s standard fees for amendments, draw fees and other standard fees in connection with Letters of Credit.

(c) Reimbursement. In the event of any drawing under any Letter of Credit, the Lender will promptly notify Borrowers thereof. Borrowers shall reimburse the Lender on the first Business Day following notice of payment under any Letter of Credit (either with the proceeds of an advance under the Revolving Credit Facility or otherwise) in same day funds together with interest. Unless Borrowers shall, within one (1) Business Day of any drawing under any Letter of Credit, reimburse the Lender in full, Borrowers shall be deemed to have requested an Advance under the Revolving Credit Facility in the amount of the payment under the Letter of Credit that has not been reimbursed, the proceeds of which will be used to satisfy the reimbursement obligations of the Borrowers hereunder. The Borrowers’ reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment any Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit drawn upon or any other person, including, without limitation, any defense based on any failure of any Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

3.3 Borrowing Procedure; Advances.

(a) Advances. Any Borrower shall give written or telephonic notice (promptly confirmed in writing by such Borrower if requested by the Lender) to the Lender of each requested Advance under this Section 3 by no later than 11:00 a.m. (Milwaukee time) on the Business Day on which such Advance is to be made. The Lender shall make such Advance by transferring the amount thereof in immediately available funds for credit to an account maintained by a Borrower with Lender.

(b) Conditions Precedent to All Advances. Each request for an Advance shall be deemed a representation and warranty that all conditions precedent to such credit extension under Section 6 hereof are satisfied as of the date of such request and as of the date of such extension.

(c) Borrowing Base Compliance; Mandatory Prepayment. Borrowers shall not allow the principal balance of the Revolving Note to exceed the amount permitted to be borrowed under Section 3.1 hereof, and without demand by Lender, the Borrowers shall immediately pay the amount of any such excess together with interest on the amount paid.

3.4 Term Loan. Subject to the terms, conditions and limitations hereof, as of the date hereof, Lender has lent money to Borrowers in the original principal amount of Six Hundred Eighty-Four Thousand Nine Hundred Sixty and 05/100 Dollars ($684,960.05). This loan (the “Term Loan”) so made shall be evidenced by the Term Note. Each Borrower promises to pay to Lender the outstanding principal and accrued and unpaid interest under the Term Note as follows: (a) monthly payments of principal and interest in the amount of $26,834.37 each on the twelfth day of each month, and (b) a final payment of all outstanding principal and interest on May 12, 2013 (the “Term Loan Termination Date”). At Lender’s sole option, payments due under the Term Note shall be debited to Borrowers’ loan account ledger for the Revolving Credit Facility or debited against any Borrower’s commercial demand account maintained with Lender.

3.5 Interest.

(a) Interest Rate. The unpaid principal balance of the Revolving Note shall bear interest at a rate equal to the applicable Adjusted LIBOR Rate in effect from time to time. Accrued and unpaid interest on the Revolving Note shall be payable in arrears on the last day of each month and on the date of termination of this Agreement; provided that interest accrued pursuant to Section 3.5(b) shall be payable on demand. The unpaid principal balance of the Term Note shall bear interest at a rate equal to 4.580% per annum. Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Interest on Advances will be computed on the unpaid principal balance from the date of each borrowing. The LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

(b) Default Rate. Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrowers declare that the Notes shall bear interest at 5.0% plus the rate otherwise applicable to such Note, whether or not the Lender elects to accelerate the maturity of the Notes, from the date such increased rate is imposed by the Lender.

(c) Matters Affecting LIBOR Rate.

(i) If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the

Lender) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Lender with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Lender to maintain or fund the advances evidenced by the Revolving Note, then, upon notice to the Borrowers by the Lender, the outstanding principal amount, together with accrued interest and any other amounts payable to the Lender under the Revolving Note shall be repaid (a) immediately upon the Lender’s demand if such change or compliance with such requests, in the Lender’s judgment, requires immediate repayment, or (b) at the expiration of the last one month LIBOR Rate period before the effective date of any such change or request.

(ii) If the Lender determines that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided for purposes of determining the interest rate as provided in this Agreement, then the Lender shall, at the Lender’s option, give notice of such circumstances to the Borrowers, whereupon for so long a such circumstances exist, the Note shall bear interest at a comparable index rate selected by the Lender with notice to the Borrowers.

(d) Maximum Interest Rate. In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

3.6 Guaranty.

(a) Guaranty. Each Borrower hereby unconditionally and irrevocably guaranties, as primary obligor and not merely as surety, to and for the benefit of the Lender and the affiliates of Lender, the due and punctual payment of all obligations of each other Borrower to Lender or any affiliate of Lender, including, without limitation, interest accruing following the filing of a bankruptcy petition by or against any such party at the rate applicable thereto, whether or not such interest is allowed as a claim in bankruptcy (the “Guarantied Indebtedness”). The Guarantied Indebtedness includes but is not limited to obligations for money borrowed, overdraft facilities, Letter of Credit Liabilities, other letter of credit reimbursement obligations, Hedging Agreement Liabilities and obligations relating to banking services, such as but not limited to liabilities arising from or relating to overdrafts, checks returned for insufficient funds and ACH transfers, lease obligations and obligations under guaranties. The Guarantied Indebtedness includes all Obligations and all other amounts owing by one or more of the Borrowers to Lender or any affiliate of Lender, of whatever nature or amount and in whatever currency, whether under this Agreement or under separate credit arrangements.

(b) Waivers. Each Borrower agrees that the Guarantied Indebtedness owing by any Borrower may be extended or renewed, in whole or in part, without notice to or further assent from any other Borrower and without impairing the Borrowers’ obligations under this Section 3.6. The Borrowers hereby waive (i) presentation to, demand of payment from, and protest and notice of protest to the Borrowers concerning the Guarantied Indebtedness, (ii) protest for nonpayment of principal of or interest on the Guarantied Indebtedness and (iii) all other notices to which any of them might otherwise be entitled as guarantor of the Guarantied Indebtedness.

(c) Obligations Unconditional. The obligations of the Borrowers under this Section 3.6 shall not be impaired by reason of any claim of waiver, release, surrender or compromise, and shall not be subject to any defense or set-off by reason of the unenforceability, in whole or in part, of the Guarantied Indebtedness. The obligations of each Borrower hereunder with respect to the guaranty hereunder shall not be impaired by (i) any lack of validity or enforceability of this Agreement, any Loan Document or any document evidencing, securing or relating to Guarantied Indebtedness (collectively, the “Guarantied Documents”), (ii) the failure of the Lender or any affiliate of Lender to assert any claim or demand or to enforce any right or remedy against any Borrower or any guarantor under any of the Loan Documents or Guarantied Documents, (iii) any extension or renewal, in whole or in part, of this Agreement or any Loan Document or Guarantied Document, (iv) any rescission, waiver, release, compromise, amendment or modification of, or any consent to departure from, any of the terms or provisions of this Agreement or the Loan Documents or Guarantied Documents, (v) any failure performance of any obligation with respect to this Agreement or any Loan Document or Guarantied Document, (vi) any act by the Lender to obtain or retain a lien upon or a security interest in any property to secure any Guarantied Indebtedness, or to release any security for any of the Guarantied Indebtedness, (vii) any exchange, release or non-perfection of any lien or security interest, (viii) any bankruptcy of any Borrower, or (ix) any other act or omission (other than payment in full) which may or might in any manner vary the risk of any Borrower, or which would otherwise operate as a discharge of or other defense available to any Borrower, as a matter of law.

(d) Guaranty of Payment. The Borrowers agree that this Section 3.6 constitutes a guaranty of payment and not merely of collection and waive any right to require that any resort be had by the Lender to any security held by it for the payment of the Guarantied Indebtedness or to any balance or any deposit account or credit in the Lender’s in favor of any Borrower.

(e) Reinstatement. The Borrowers agree that this Section 3.6 shall continue to be effective or be reinstated, as the case may be, if at any time any part of any payment of principal of, or interest on, the Guarantied Indebtedness is stayed, rescinded or must otherwise be returned by Lender upon the bankruptcy or reorganization of any Borrower.

(f) Payment. Upon the failure of any one or more Borrower to pay any of the Guarantied Indebtedness when and as the same shall become due, whether at maturity, by acceleration or otherwise, the other Borrowers hereby promise to, and will, immediately on demand by the Lender, pay or cause to be paid to the Lender, an amount equal to the full amount of the Guarantied Indebtedness then due. All such payments shall be in the currency in which the Guarantied Indebtedness is denominated. Subject only to the terms and provisions of this Agreement, the Lender shall have the exclusive right to determine the application of payments and credits, if any, from the Borrowers or from any other person on account of the Obligations or the Guarantied Indebtedness.

(g) Subrogation, Subordination. The Borrowers hereby agree that, until such time as all of the Guarantied Indebtedness shall have been finally paid and the Lender’s and affiliates of Lender’s obligations to make advances of Guarantied Indebtedness shall have terminated, no payment made by or on account of any Borrower pursuant to this Section 3.6 shall entitle such Borrower, by subrogation or otherwise, to any payment by any other Borrower or from or out of any property of any other Borrower, and the Borrower making such payment shall not exercise any right or remedy against any such other Borrower or any property of any such other Borrower by reason of any performance by the Borrower making such payment of its obligations under this Section 3.6, including any claim or other rights which it may now or hereafter acquire against any such other Borrower that arise from the existence, payment, performance or enforcement of the guaranty under this Section 3.6, including any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of the Lender or any affiliate of Lender, as the case may be, against any such other Borrower or any collateral now or hereafter pledged to the Lender or any affiliate of Lender, whether or not such claim, remedy or right arises in equity, at law or under contract, directly or indirectly, is for cash or other property or arises by set-off or in any other manner (as payment or security on account of such claim or other rights).

Each Borrower hereby further agrees that any and all claims of such Borrower against any other Borrower, or against any of such other Borrower’s properties, shall be subordinate and subject in right of payment to the prior payment of all of the Guarantied Indebtedness; provided, however, any such other Borrower may in the ordinary course, and so long as no Event of Default or any condition that with notice or passage of time or both would be an Event of Default exists or would be caused by such payment, pay such claims.

If any amount shall be paid to any Borrower in violation of this Section 3.6(g), such amount shall be deemed to have been paid to such Borrower for the benefit of, and held in trust for the benefit of, the Lender or the applicable affiliate of Lender and shall forthwith be paid to the Lender. Each Borrower acknowledges that it has received and will receive direct and indirect benefits from the financing arrangements contemplated the Guarantied Documents and that the forbearance set forth in this Section 3.6 is knowingly granted in contemplation of such benefits.

(h) Delay, Etc. No delay on the part of the Lender or the affiliates of Lender in exercising any rights under this Section 3.6 or failure to exercise the same shall operate as a waiver of such rights. No notice to or demand on any Borrower shall be deemed to be a waiver of any obligation of such Borrower or the right of the Lender to take further action without notice or demand as provided herein, nor in any event shall any modification or waiver of the provisions of this Section 3.6 be effective unless such modification or waiver is in writing and signed by the party against whom it is to be enforced. Any such waiver shall apply only to the specific instance for which it is given.

4.	PAYMENTS; COLLECTIONS.

4.1 Payments. Any other provision of this Agreement to the contrary notwithstanding, the Borrowers shall make all payments of interest on and principal of all loans and all payments to the Lender with respect to payment of other fees, costs and expenses payable under any Loan Document in immediately available funds to the Lender at its address for notices hereunder without setoff, deduction or counterclaim. The Borrowers authorize the Lender to charge from time to time against any account of any Borrower any Obligations when due, including but not limited to payments owing by reason of letters of credit issued by Lender. Each Borrower hereby authorizes the Lender to make an Advance under Section 3.1 hereof, at the Lender’s sole discretion, to pay, on behalf of the Borrowers, any amount due on any Obligation when due, including but not limited to payments owing by reason of letters of credit issued by Lender, without further action on the part of any Borrower and regardless of whether the Borrowers are able to comply with the terms, conditions and covenants of this Agreement at the time of such Advance. Each payment received by the Lender may be applied to the Obligations under this Agreement or any other Loan Document in such order of application as the Lender, in its sole discretion, may elect.

4.2 Collections. Each Borrower shall continue to collect, at its own expense, all amounts due or to become due to such Borrower under such Borrower’s accounts and other Collateral. In connection with such collections, each Borrower may take (and, at Lender’s direction given after the occurrence and during the continuance of an Event of Default, shall take) such action as such Borrower or Lender may deem necessary or advisable to enforce collection of such Borrower’s accounts and other Collateral; provided, however, that Lender shall have the right at any time, after the occurrence and during the continuance of an Event of Default, without giving written notice to any Borrower of Lender’s intention to do so, to notify the account debtors under any of any Borrower’s accounts or obligors with respect to such other Collateral of the assignment of such accounts and such other Collateral to Lender and to direct such account debtors or obligors to make payment of all amounts due or to become due to any Borrower thereunder directly to Lender and, upon such notification and at the expense of the Borrowers, to enforce collection of any such accounts or other Collateral, and to adjust, settle or compromise the amount or payment thereof in the same manner and to the same extent as any Borrower might have done, but unless and until Lender does so or gives such Borrower other instructions, such Borrower shall make all collections for Lender. Any application of any collection to the payment of any Obligation is conditioned upon final payment of any check or other instrument.

4.3 Prepayment of Term Loan. If any Borrower prepays any principal amount of the Term Loan before its scheduled due date (whether as the result of acceleration, voluntary prepayment, or otherwise), Borrowers hereby promise to pay to Lender a funding indemnity equal to the applicable “Lender Make-Whole Amount.” For purposes hereof, “Lender Make-Whole Amount” means, in connection with the prepayment of any portion of the Term Loan, the amount determined by the Lender equal to the difference, if any (but not below zero), between (i) the discounted cash flow of the installments of principal that have been prepaid together with interest scheduled to accrue thereon as determined as of the date of the prepayment, minus (ii) the aggregate principal amount of the Term Loan that has been prepaid. In determining the discounted cash flow, the discount rate to be applied shall be the U.S. Treasury Rate with a maturity similar to the weighted average life of the principal amount of the Term Loan which is being prepaid. The discounted cash flow shall be calculated in accordance with accepted financial practice and on the same periodic basis as payments on the Term Loan are payable. For purposes of this definition, “U.S. Treasury Rate” shall be determined by reference to the yields for U.S. Treasury Notes as indicated (currently on page “678” thereof) on the Telerate Access Service for actively traded U.S. Treasury Notes at approximately 10:00 A.M. (New York City time) on the Business Day preceding such date of prepayment or, if such yield shall not be reported as of such time or the yields reported as of such time are not ascertainable, then the “U.S. Treasury Rate” shall be determined by reference to the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to such date of prepayment and which shall be the most recent weekly average yield on actively traded U.S. Treasury Notes adjusted to a constant maturity equal to the remaining weighted average life of the outstanding principal amount of the Term Loan which is being prepaid.

4.4 Late Charge. If a payment required under this Agreement or the Notes is five (5) days or more late, Borrowers will be charged 5.0% of the unpaid portion of the regularly scheduled payment.

5.	SET-OFF; ETC.

Upon the occurrence and during the continuance of an Event of Default, the Lender and each of the affiliates of Lender may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of any Borrower then or thereafter with the Lender or such affiliate, or any other obligations of the Lender or such affiliate to such Borrower, against the Obligations. Each Borrower hereby grants to the Lender, for itself and as agent for each affiliate of Lender a security interest in all such balances, credits, deposits, accounts or monies to secure the Obligations.

6.	CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

The obligation of the Lender to extend any credit to the Borrowers shall be subject to the satisfaction of each of the following conditions, unless waived in writing by the Lender:

6.1 Representations and Warranties. The representations and warranties set forth in Section 7 shall be true and correct on the date of the requested credit extension and after giving effect thereto; and

6.2 Defaults. No Default or Event of Default shall have occurred and be continuing on the date of the requested credit extension or after giving effect thereto.

7.	REPRESENTATIONS AND WARRANTIES.

To induce the Lender to extend credit hereunder, each of the Borrowers represents and warrants that at all times during the term of this Agreement:

7.1 Organization. Holdings is a corporation and Trading is a limited liability company, and each are validly organized and existing under the laws of Wisconsin, has full power and authority to own its property and conduct its business substantially as presently conducted by it and is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary and where the failure to so qualify would materially adversely affect such Borrower’s condition (financial or otherwise), business, properties or assets.

7.2 Authority. Each Borrower has full power and authority to enter into and to perform its obligations under the Loan Documents to which such Borrower is a party.

7.3 Binding Effect. When executed and delivered, the Loan Documents will constitute the legal, valid, and binding obligations of each Borrower and Guarantor, as applicable, and will be enforceable against such parties in accordance with their respective terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

7.4 No Conflict. Each Borrower’s execution, delivery and performance of the Loan Documents to which such Borrower is a party have been duly authorized by all necessary limited liability company or corporate action, do not require the consent or approval of any person which has not been obtained, and do not conflict with any agreement binding upon any Borrower or the property of any Borrower.

7.5 Litigation or Proceeding. Except as set forth on Schedule 7.5 hereto, there is no litigation, bankruptcy proceeding, arbitration or governmental proceeding pending, or to the knowledge of any Borrower threatened, against any Borrower which, if determined adversely to such entity, would have a material adverse effect on the condition (financial or otherwise), business, property or operations of such entity.

7.6 ERISA. None of Borrowers nor Borrowers’ ERISA Affiliates has maintained, established, sponsored or contributed to any employee benefit plan which is a defined benefit plan (“Plan”) covered by Title IV of the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder (“ERISA”); “ERISA Affiliate,” as applied to any Borrower, shall mean any trade or business (whether or not incorporated) which is a member of a group of which any Borrower is a member and which is under common control within the meaning of Section 414 of the Internal Revenue Code and the regulations promulgated and rulings issued thereunder.

7.7 Use of Proceeds. Advances will be used to provide working capital to Borrowers and for each Borrower’s general limited liability or corporate purposes; no part of the proceeds of any loans from Lender will be used by any Borrower for any purpose which (a) violates, or is inconsistent with, this Agreement, or (b) violates, or is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

7.8 Compliance With Law. Except to the extent that it would not materially adversely affect any Borrower’s condition (financial or otherwise), business, properties or assets, (a) each Borrower is in compliance with all federal, state and local laws, rules and regulations applicable to it including, without limitation, all pollution control and environmental regulations in each jurisdiction where it is doing business; and (b) to any Borrower’s knowledge, such Borrower has no material liability for the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.

7.9 Accuracy of Financial Statements. The interim financial statements dated April 30, 2011, copies of which have been furnished to the Lender, have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of each Borrower as of such date and the results of its operations for the period then ended.

7.10 No Material Change. Since the date of the financial statement described in Section 7.9 hereof, and since the date of the most recent annual financial statement delivered under Section 8.1 hereof, neither the condition (financial or otherwise), business, the properties nor the operations of any Borrower has been materially and adversely affected in any way.

7.11 Taxes. Each of Borrowers and Guarantor has filed all federal and state income tax and other tax returns which are required to be filed, and has paid all taxes as shown on said returns and all assessments received by such party to the extent that such taxes have become due, except taxes that are being contested in good faith where such party has adequate reserves for such taxes.

7.12 Licenses and Permits. Each Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted; all of the federally registered patents, trademarks and copyrights, which as of the date hereof are used by each Borrower in its business or owned by any Borrower, and all applications for any of the foregoing, are listed on Schedule 7.12 hereto.

7.13 No Default. No Borrower is in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which it or its property is bound or affected and assuming that this Agreement had been previously executed and delivered, no Default or Event of Default has occurred and is continuing hereunder.

7.14 Liens and Encumbrances. Each Borrower has good title to all of its properties and assets, including, without limitation, the Collateral, free and clear of all mortgages, security interests, liens and encumbrances, except as permitted by Section 9.1.

All representations and warranties contained in this Section 7 shall survive the delivery of the Loan Documents, and the making of Lender’s loans to Borrowers, and no investigation at any time made by or on behalf of Lender shall diminish its rights to rely thereon.

8.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees with the Lender that, for so long as any Obligation of any Borrower remains unpaid or any Advances are available to any Borrower, each Borrower shall:

8.1 Financial Reports. Furnish to the Lender:

(a) as soon as available and in any event within 120 days after the end of each of the Borrowers’ fiscal years, a copy of Holding’s annual consolidated and consolidating audit report, including balance sheet and related statements of earnings, shareholders’ equity and cash flows for such fiscal year, with comparative figures for the preceding fiscal year, prepared in accordance with GAAP and certified without qualification or exception by Holding’s current independent certified public accountants or other independent certified public accountants satisfactory to the Lender and accompanied by the management letter, if any, delivered by such independent certified public accountants to Holding and the Holding’s response thereto;

(b) as soon as available and in any event within 30 days after the end of each month of the Borrowers’ fiscal year, a copy of the each Borrower’s and each Subsidiary’s internally prepared financial statements, consisting of a balance sheet as of the close of such month and related statements of earnings and cash flows for such month and from the beginning of such fiscal year to the end of such month prepared in accordance with GAAP and certified on behalf of such Borrower or Subsidiary as accurate and complete by such Borrower’s or Subsidiary’s authorized financial officer;

(c) with each financial statement required by Section 8.1(a) or (b) above for any period ending on the last day of a fiscal quarter of Borrowers, a Compliance Certificate in the form requested by Lender demonstrating each Borrower’s compliance with the terms of this Agreement as of the end of the most recent reporting period in a form acceptable to the Lender and certified on behalf of each Borrower as accurate and complete by each Borrower’s authorized financial officer;

(d) as soon as available and in any event within 15 days after the end of each fiscal month, a Borrowing Base Certificate showing the accounts receivable information and inventory information as of the end of business on the last day of such month. Each Borrowing Base Certificate and all supporting reports shall be in a form acceptable to the Lender and certified on behalf of each Borrower as accurate and complete by each Borrower’s chief financial officer, treasurer or controller; and

(e) such other financial or other information or certification as the Lender may reasonably request.

8.2 Organization. Maintain and preserve its limited liability company or corporate existence.

8.3 Insurance. Maintain business interruption insurance sufficient for its business and other insurance of such other types and in such amounts as are maintained by companies of similar size engaged in the same or similar businesses and as may be required by any Loan Document; provided, however, that each policy of business interruption insurance and each policy insuring any Collateral securing any of Lender’s loans to any Borrower shall name the Lender as the lender’s loss payee.

8.4 Taxes. File all federal and state income tax and other tax returns (including, without limitation, withholding tax returns) which are required and make payments as required of such taxes; provided, however, that the Borrowers shall not be required to pay any such tax so long as the validity thereof is being contested in good faith by appropriate proceedings and adequate book reserves shall have been set aside with respect thereto.

8.5 Expenses. Reimburse the Lender for reasonable expenses, fees and disbursements (including, without limitation, reasonable attorneys’ fees and legal expenses, appraisal fees and other third party professional fees), incurred in connection with the preparation or administration of this Agreement or any other Loan Document or the Lender’s enforcement of the obligations of any Borrower under any Loan Document, whether or not suit is commenced, which attorneys’ fees and legal expenses shall include, but not be limited to, any attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s judgment or order.

8.6 Inspection and Audit. Permit the Lender and its representatives at reasonable times and intervals and upon reasonable notice to visit any of the Borrowers’ offices and inspect its books and records including, without limitation, permitting the Lender to examine any Collateral securing any of Lender’s loans to any Borrower and reimburse the Lender for all examination fees and expenses incurred in connection with such examinations at its then current rate for such services and for its out-of-pocket expenses incurred in connection therewith. Notwithstanding the foregoing and provided that no Event of Default has occurred and is continuing, Borrowers shall be required to reimburse the Lender for its examination fees and expenses in connection with only one such examination per fiscal year.

8.7 Wage Liens. At all times take all appropriate action and all action requested by Lender to (a) limit the extent of employee wage liens encumbering the Collateral, (b) keep Lender informed as to the extent of any risk of such liens, and (c) protect Lender from loss by reason of such liens.

8.8 Deposit Accounts. Maintain all of its depository accounts with Lender.

9.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees with the Lender that, for so long as any Obligation of any Borrower remains unpaid or any Advances are available to the Borrowers, no Borrower shall, without the Lender’s prior written consent:

9.1 Liens and Security Interests. Create security interests or mortgages encumbering any of its assets except: (a) security interests in favor of the Lender; (b) other security interests described on Schedule 9.1 attached hereto and incorporated herein by reference; and (c) security interests created after the date of this Agreement in connection with capitalized lease obligations or other purchase money indebtedness incurred in connection with the acquisition of equipment, but only to the extent that: (i) the purchase money indebtedness is permitted by Section 9.2; (ii) such security interest attaches only to the equipment then being acquired by a Borrower, did not and does not attach to such Borrower’s current assets and does not secure any other indebtedness; and (iii) no Default or Event of Default has occurred and is continuing at the time of the proposed creation of such security interest or would result therefrom.

9.2 Indebtedness. Create, incur, assume or suffer to exist any indebtedness except: (a) the indebtedness under this Agreement or any other Loan Document; (b) current liabilities (other than borrowed money) incurred in the ordinary course of business; (c) purchase money indebtedness (including the balance sheet amount of capitalized lease obligations) incurred after the date of this Agreement in the ordinary course of business in connection with the acquisition of equipment and not to exceed $100,000 in the aggregate; or (d) indebtedness owing to Carol Mueller in an amount not to exceed $215,000.

9.3 Transfer of Assets. Lease or sell all or any substantial portion of its property and business to any other entity or entities, whether in one transaction or a series of related transactions.

9.4 Merger. Consolidate with or merge into or with any other entity or entities.

9.5 Distributions; Management Fees. Except for transfers to be made on the date hereof and approved by Lender, declare or pay any distributions; purchase, redeem, retire or otherwise acquire for value any of the stock or membership interests (or any warrant or option to purchase any such stock or membership interests) of a Borrower now or hereafter outstanding; return any capital to its shareholders or members as such, or pay any management fees; except that each Borrower may distribute capital to shareholders and members in the amount equal to such shareholders’ or members’ federal and state income tax liability arising from their respective allocable shares of such Borrower’s taxable income (such distributions being the “Tax Distributions”); provided, however, that: (a) such shareholders’ or members’ federal and state income tax liability shall be computed on the basis of the highest marginal combined tax rate for individuals under the Internal Revenue Code of 1986, as amended (the “Code”) and Wisconsin law; (b) at the time such Tax Distributions are made, no Event of Default is continuing under either Section 10.1 or 10.4 of this Agreement; (c) such Tax Distribution will not create an Event of Default under either Section 10.1 or 10.4 of this Agreement.

9.6 Investments. Acquire, make or hold any investment in, or any substantial portion of the assets of, any other person except: (a) Holdings investment in Trading; (b) cash and cash equivalents; and (c) other investments described on Schedule 9.6 attached hereto and incorporated herein by reference.

9.7 Guaranties. Assume, guarantee, endorse or otherwise become liable upon the obligation of any person, firm or corporation except pursuant to the Loan Documents or by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, nor sell any notes or accounts receivable with or without recourse.

9.8 Line of Business. Engage in any business other than the business engaged in by the Borrowers on the date of this Agreement.

9.9 ERISA. Maintain, establish, sponsor or contribute to any Plan (as defined in Section 7.6) which is a defined benefit plan and shall not permit any ERISA Affiliate (as defined in Section 7.6) of any Borrower to do so.

9.10 Loans and Advances. Make any loan or advance to, or otherwise extend any credit to, any Borrower’s officers, directors, shareholders, partners, members, managers or Affiliates or to any member of any such person’s immediate family, other than advances in the ordinary course of business to suppliers, employees and officers of any Borrower consistent with such Borrower’s past practices, in an aggregate amount at any time outstanding not to exceed $50,000.

9.11 Fiscal Year End. Change its fiscal year-end.

9.12 Transfers to Subsidiaries. Transfer any assets to any Subsidiary, except with the prior written consent of Lender.

9.13 Corporate Structure. (a) Create, acquire or have in existence any Subsidiaries, other than those in existence on the date hereof, or (b) own any capital stock, membership interest or other ownership interest in any entity, other than those in existence on the date hereof.

9.14 Government Regulation. No Borrower shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower, or (b) fail to provide documentary and other evidence of any Borrower’s identity as may be requested by Lender at any time to enable Lender to verify such Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

9.15 Tangible Net Worth. Permit the Tangible Net Worth of Borrowers, as of the last day of any fiscal quarter, to be less than the Net Worth Minimum.

9.16 Funded Debt to EBITDA. Permit the Funded Debt to EBITDA Ratio to be greater than (a) 1.0:1.0 as of the quarters ending March 31, June 30 and December 31 of each year, and (b) 2.5:1.0 as of the quarter ending September 30 of each year.

10.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following shall constitute an event of default (“Event of Default”) hereunder:

10.1 Payments. Any Borrower (a) shall default under Section 3.3(c) of this Agreement, or (b) shall default in the due and punctual payment of any installment of interest or principal on any Note on the date when due, or in due and punctual payment of any other amount which is due and payable to the Lender under any Loan Document or any other Obligations on the date when due, and such default continues for a period of ten (10) days. Any default under Section 3.3(c) shall not be subject to any grace period.

10.2 Nonperformance. Any Borrower (a) shall default under Sections 8.1 or 9 of this Agreement, or (b) shall default (other than those defaults expressly covered by other subsections of this Section 10) under any other provision of the Loan Documents and such default continues for a period of 30 days. Any default under Sections 8.1 or 9 shall not be subject to any cure period.

10.3 Default Under Other Documents. Any Borrower shall default and fail to cure such default in the time provided therein under the terms of any agreement, indenture, deed of trust, mortgage, promissory note or security agreement governing the borrowing of money in an amount in excess of $25,000 (other than this Agreement and the other Loan Documents) and (a) the maturity of any amount owed under such document or instrument is accelerated or (b) such default shall continue unremedied or unwaived for a period of time to permit such acceleration.

10.4 Insolvency; Bankruptcy. Any Borrower or any guarantor of any Obligations shall become insolvent or generally fail to pay, or admit in writing any Borrower’s or any guarantor’s inability to pay, any Borrower’s or guarantor’s debts as they become due; or any Borrower or any guarantor of any Obligations shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver or other custodian for any Borrower or guarantor or for any Borrower’s or guarantor’s property, or make a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian shall be appointed for any Borrower or any guarantor of any Obligations or for a substantial part of any such party’s property and not be discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced in respect of any Borrower or any guarantor of any Obligations or be consented to or acquiesced in by any Borrower or any guarantor of any Obligations or remain for 60 days undismissed; or any Borrower or any guarantor of any Obligations shall take any action to authorize any of the foregoing.

10.5 Judgments. Any judgments, writs, warrants of attachment, executions or similar process (not covered by insurance or subject to an indemnity in favor of such Borrower, provided that Lender is satisfied, in its sole discretion, with such insurance coverage or indemnity) shall be issued against any Borrower or any assets of any Borrower where the aggregate amount of such judgments, writs, warrants of attachment, executions or similar process exceeds $50,000.00 in the aggregate and are not released, vacated, suspended, stayed abated or fully bonded prior to any sale and in any event within 30 days after its issue or levy.

10.6 Intentionally Blank.

10.7 Ownership; Control. Any change in equity ownership of any Borrower that results in Holdings not retaining a 100% equity ownership interest in Trading and Stephen L. Schlecht not retaining a majority of the voting common stock of Holdings.

10.8 Representations and Warranties. Any representation or warranty set forth in this Agreement or any other Loan Document shall be untrue in any material respect on the date as of which the facts set forth are stated or certified.

10.9 Loan Documents. Any Borrower or any Guarantor shall seek to revoke, repudiate or disavow the enforceability of any Loan Document.

Upon the happening of: (a) any Event of Default described in Section 10.4, the full unpaid principal amount of the Note and all other Obligations shall automatically be due and payable without any declaration, notice, presentment, protest or demand of any kind (all of which are hereby waived) and the Borrower’s right to request or obtain Advances shall automatically terminate; or (b) any other Event of Default, the Lender may terminate the Borrowers’ right to request or obtain Advances and may declare the outstanding principal amount of the Notes and all other Obligations of Borrower to the Lender to be due and payable without notice, presentment, protest or demand of any kind, whereupon the full unpaid amount of the Notes and any and all other Obligations, which shall be so declared due and payable, shall be and become immediately due and payable. In addition, the Lender may exercise any right or remedy available to it pursuant to any Loan Document, at law or in equity.

11.	TERMINATION.

This Agreement may be terminated by Lender by written notice to the Borrowers at any time after the occurrence and during the continuance of an Event of Default. In the absence of such termination by the Lender, this Agreement shall continue in effect until the Termination Date. Notwithstanding the foregoing, the security interests and other liens granted to Lender and all Borrowers’ duties, obligations and liabilities to Lender shall continue in full force and effect until all of the Obligations have been paid, performed or otherwise satisfied in full and any commitment of any such entity to extend additional credit to Borrowers has terminated.

12.	MISCELLANEOUS.

12.1 Notices. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by facsimile, in each case addressed or faxed to the party to whom notice is being given at its address set forth on the signature page of this Agreement, or as to each party, at such other address or facsimile number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this section. All such notices, requests, demands and other communications shall be deemed to have been given (a) if personally delivered, on the date received, (b) if delivered by mail, three (3) business days after deposited in the mail, certified or registered, return receipt requested, (c) if sent by overnight courier, one (1) business day after deposited, or (d) if delivered by facsimile, on the date of transmission if during normal business hours on a business day, otherwise on the following business day. Notwithstanding the foregoing, any notice to the Lender pursuant to Section 3 shall not be deemed given until received by the Lender.

12.2 Governing Law. This Agreement, the Note and each other Loan Document shall be governed by, and interpreted and construed in accordance with, the internal laws, but not the law of conflicts, of the State of Wisconsin.

12.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer its rights hereunder without the prior written consent of Lender.

12.4 Waivers, Amendments; etc. The provisions of this Agreement, or any other Loan Document, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by each Borrower and the Lender.

12.5 Inconsistencies, etc. In the event of any conflict or inconsistency between or among the provisions of this Agreement and any other Loan Document, it is intended that the provisions of this Agreement and such other Loan Document be enforceable except to the extent that the enforcement of such provisions is irreconcilable and, in that event, the provisions of this Agreement shall be controlling.

12.6 Participating Lenders. Each Borrower agrees that Lender may, at its option, grant to one or more of its affiliates or other financial institutions the right to participate in the loan advances described in this Agreement. If any participating lender shall at any time participate with Lender in making any loan advances hereunder, each Borrower hereby grants to such participating lender (in addition to any other rights which such participating lender may have) both a continuing lien and security interest in any money, security and other personal property of such Borrower which is in the possession of such participating lender, and an express, contractual right of setoff therein, for the benefit of all participating lender(s), the Lender and all other affiliates of Lender.

12.7 Affiliates; Lenders. Each Borrower agrees that the Lender may provide any information or knowledge the Lender may have about any Borrower or about any matter relating to the Notes or the Loan Documents to any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or the Loan Documents. Each Borrower agrees that the Lender may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes to one or more purchasers whether or not related to the Lender.

12.8 USA PATRIOT ACT NOTIFICATION. The following notification is provided to each Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Borrower: When a Borrower opens an account, if such Borrower is an individual Lender will ask for such Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify such Borrower, and if such Borrower is not an individual Lender will ask for such Borrower’s name, taxpayer identification number, business address, and other information that will allow Lender to identify such Borrower. Lender may also ask, if such Borrower is an individual to see such Borrower’s driver’s license or other identifying documents, and if such Borrower is not an individual to see such Borrower’s legal organizational documents or other identifying documents.

12.9 Limitation of Liability. None of the Lender, any affiliate of the Lender, any Borrower or any affiliate of any Borrower (the “Related Parties”) shall have any liability with respect to, and the parties hereto hereby waive, release and agree not to sue upon, any claim for any punitive damages, any exemplary damages or any special, indirect or consequential damages suffered by any Related Party in connection with, arising out of, or in any way related to, this Agreement, the Notes or any other Loan Document, or the transactions contemplated and the relationship established hereby or thereby, or any act, omission or event occurring in connection herewith or therewith.

12.10 Venue. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT TO WHICH ANY BORROWER IS A PARTY MAY BE ENFORCED IN ANY FEDERAL COURT OR WISCONSIN STATE COURT SITTING IN MILWAUKEE, WISCONSIN; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

12.11 Entire Agreement; Amendment and Restatement. This Agreement, the Notes and the other Loan Documents embody the entire agreement and understanding between the Borrowers and the Lender with respect to the subject matter hereof and thereof. This

Agreement is an amendment and restatement of the following documents and is not a novation: (a) Business Loan Agreement (Asset Based) between Lender, Borrowers and Sugar River dated May 15, 2010, as amended by Amendment to Promissory Note and Business Loan Agreement dated May 12, 2011, (b) Business Loan Agreement between Lender, Borrowers and Sugar River dated May 4, 2010, as amended by Amendment to Promissory Note and Business Loan Agreement dated May 12, 2011, and (c) Business Loan Agreement between Lender, Borrowers and Sugar River dated May 12, 2010, as amended.

12.12 Indemnification. In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the credit provided hereunder, each Borrower hereby agrees to indemnify, exonerate and hold free and harmless Lender and each of the officers, directors, employees and agents of Lender (collectively, herein called the “Lender Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, and including all of the foregoing based upon contract, tort or otherwise, herein called the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance, enforcement or administration of this Agreement, the Notes, any consent, waiver or other agreement of any landlord of any Borrower, any guaranty of the Obligations, or any other document or instrument securing this Agreement or otherwise executed or delivered in connection with this Agreement, (b) the relationship of the parties as borrower, guarantor and lender, or (c) the noncompliance by any Borrower or by any property of any Borrower with environmental laws. Notwithstanding the foregoing, no Borrower shall be required to indemnify Lender for any such Indemnified Liabilities arising on account of the gross negligence or willful misconduct of Lender, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. This Section shall survive termination of this Agreement.

12.13 WAIVER OF TRIAL BY JURY. THE BORROWERS AND THE LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR (ii) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

HARRIS N.A.

By:	/s/ Charles P. Heffernan
Name:	Charles P. Heffernan
Title:	Senior Vice President

1000 N. Water Street
Milwaukee, WI 53202
Attn:	Charles P. Heffernan, Senior Vice President
Telecopy No: ( ) -

DULUTH HOLDINGS INC.

By:	/s/ Mark DeOrio
Name:	Mark DeOrio
Title:	Chief Financial Officer

170 Countryside Drive
PO Box 409
Belleville, Wisconsin 53508
Attn:	Mark DeOrio, Chief Financial Officer
Telecopy No: ( ) -

DULUTH TRADING COMPANY, LLC
By:	Duluth Holdings Inc., its sole member

By:	/s/ Mark DeOrio
Name:	Mark DeOrio
Title:	Chief Financial Officer

170 Countryside Drive
PO Box 409
Belleville, Wisconsin 53508
Attn:	Mark DeOrio, Chief Financial Officer

Telecopy No: ( ) -

LIST OF SCHEDULES

Schedules 2	Locations

Schedule 7.5	Litigation

Schedule 7.12	Intellectual Property

Schedule 9.1	Securities Interests

Schedule 9.6	Investments

SCHEDULE 2

LOCATIONS

170 Countryside Drive

Belleville, Wisconsin 53508

100 West Main Street

Mount Horeb, Wisconsin 53572

SCHEDULE 7.5

LITIGATION

1.	On May 6, 2011, Ironclad Performance Wear filed a patent infringement complaint against Trading, Damascus Worldwide, and Petzl America relating to the sales of work gloves having a particular finger construction. As of June 8, 2011, the complaint had not yet been served but a cease and desist letter was also sent to Trading. Counsel for Trading contacted counsel for Ironclad on June 1 and June 8 to discuss a possible resolution but has not yet had a response.

2.	By letter received at Trading on May 16, 2011, Julie Lund d/b/a Northern Creative Concepts informed Trading of her U.S. design patent relating to a neck gaiter design. After reviewing the design patent, prior art cited during examination, and the Duluth product (the “Shoreman’s Fleece Neck Gaiter”), Trading believes it has a very good non-infringement position and responded to Ms. Lund on May 23 advising her as such.

3.	By May 18, 2011 letters from both K&L Gates and Mad Bomber Company, Trading received a demand that it cease using the term “Bomber” in connection with certain hats sold by Trading. Without admitting any liability, on June 1 Trading informed counsel for Mad Bomber Company that it would cease use of the “Bomber” term with the hats.

SCHEDULE 7.12

INTELLECTUAL PROPERTY

[See Attached]

Trademark Status By Trademark	May 23, 2011

Country Client	Mark	Status App. No. App. Date.	Reg. No. Reg. Date.	Our File No.
United States of America Duluth Holdings Inc./Duluth Tr	BALLROOM	Registered 77/834,381 24-Sep-2009	3,896,034 28-Dec-2010	056935-0030
United States of America Duluth Holdings Inc./Duluth Tr	BUCKET MASTER	Registered 78/375,561 27-Feb-2004	2,968,773 12-Jul-2005	056935-0023
United States of America Duluth Holdings Inc./Duluth Tr	CAB COMMANDER	Registered 78/181,931 05-Nov-2002	2,761,951 09-Sep-2003	056935-0018
United States of America Duluth Holdings Inc./Duluth Tr	DULUTH TRADING CO. BORN ON THE JOB SITE etc & Des	Registered 78/378,006 03-Mar-2004	3,074,465 28-Mar-2006	056935-0022

United States of America Duluth Holdings Inc./Duluth Tr	DULUTH TRADING COMPANY	Registered	1,990,493 30-Jul-1996	056935-008D
United States of America Duluth Holdings Inc./Duluth Tr	DULUTH TRADING COMPANY & Star Design [Duluth Logo]	Registered 76/372,135 15-Feb-2002	2,706,592 15-Apr-2003	056935-0009
United States of America Duluth Holdings Inc./Duluth Tr	FIRE HOSE	Registered 78/287,663 14-Aug-2003	3,038,325 03-Jan-2006	056935-0021
United States of America Duluth Holdings Inc./Duluth Tr	LONGTAIL T	Registered 78/177,882 24-Oct-2002	2,838,487 04-May-2004	056935-0013

Country Client	Mark	Status App. No. App. Date.	Reg. No. Reg. Date.	Our File No.
United States of America Duluth Holdings Inc./Duluth Tr	NO POLO SHIRT	Registered 78/180,697 31-Oct-2002	2,911,660 14-Dec-2004	056935-0014
United States of America Duluth Holdings Inc./Duluth Tr	ONE NIGHT STAND	Registered 78/619,109 28-Apr-2005	3,155,201 10-Oct-2006	056935-0026

SCHEDULE 9.1

SECURITY INTERESTS

SCHEDULE 9.6

INVESTMENTS